Exhibit 10.39

October 5, 2007

Jason Friesen

[Address redacted]

Dear Jason,

Confirming our conversation, I am pleased to extend our offer for the position of Senior Vice President of Finance and Treasurer at Career Education Corporation. Your position will be based in our corporate offices in Hoffman Estates, and you will report to me. This is an important Corporate Officer role and you will be part of our Company’s Leadership Team. Your start date will be November 01, 2007.

Following are details of the compensation package:

1.	The base salary for this position is $22,916.67 per month (which equates to an annual salary of $275,000.00).

2.	A sign-on bonus of $60,000.00 will be paid within 30 days of the start of your employment provided you commence employment with CEC by November 01, 2007. You will be required to repay the entire sign-on bonus if (a) you voluntarily resign from your employment with the Company prior to the one year anniversary of your commencement of employment without Good Reason (as defined below) or (b) you are terminated for Cause (as defined in the Compensation Plan) prior to the one-year anniversary of the commencement of your employment. For purposes hereof, “Good Reason” is defined as a material diminution in duties or responsibilities inconsistent with your position as Senior Vice President of Finance and Treasurer.

3.	You will be eligible to participate in the Corporate Bonus Program at the company. Your target annual bonus for 2008 will be 35% of base salary earned and such bonuses are typically paid in February or March of the year subsequent to the year for which they are earned. Your bonus for 2007 will be $16,000.00 if you start your employment by November 1, 2007 and are employed by the Company on December 31, 2007.

4.	The Company will grant you 3,000 options under the terms of the Career Education Corporation 1998 Employee Incentive Compensation Plan (the “Compensation Plan”). The grant date shall be the second business day following the release of the company’s quarterly financial results following the date of your first date of employment with the Company the “Grant Date”), assuming your employment with the Company commences prior to November 9, 2007. The exercise price of the options shall be the closing price of the Company’s common stock on the Grant Date. The options will vest 25% per year over four years. Beginning in 2008 and thereafter, you will be eligible to participate in the Company’s equity compensation programs.

2895 GREENSPOINT PARKWAY • SUITE 600 • HOFFMAN ESTATES • ILLINOIS 60195

TEL (847) 781-3600 • FAX (847) 781-3610 • www.careered.com

Jason Friesen

[Address redacted]

5.	You will be granted 6,000 shares of restricted stock under the Compensation Plan on the Grant Date. These 6,000 shares will vest on the third anniversary of the Grant Date, subject to the terms of the restricted stock agreement and the Compensation Plan.

6.	You will earn vacation at a rate of 15 working days per year

7.	You will be eligible to participate in the benefit programs available to our employees as soon as you meet the eligibility requirement of each plan.

8.	This letter contains all agreements, and supersedes all other agreements, verbal and written, pertaining to your employment with CEC. Employment at the Company is employment at-will and may be terminated at the will of either you or the Company. This letter is subject to approval by the Board of Directors of the Company. Your offer is contingent upon the successful completion of pre-employment background investigation.

Please call me at 847-585-2024 if you wish to discuss this offer.

Jason, I am excited about you joining me and the Career Education Corporation Team. I know you have the skills and experience to do a great job and to help us make a positive difference.

Sincerely.

/s/ Mike
Michael Graham
Executive Vice President, Chief Financial Officer

Accepted and Agreed to:

/s/ Jason T. Friesen	10/8/2007
Jason Friesen	Date

Expected Start Date: November 01, 2007

2895 GREENSPOINT PARKWAY • SUITE 600 • HOFFMAN ESTATES • ILLINOIS 60195

TEL (847) 781-3600 • FAX (847) 781-3610 • www.careered.com